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Exhibit 99.1

Assured Guaranty Ltd. 30 Woodbourne Avenue—5th Floor Hamilton Bermuda HM 08 441-299-9375 www.assuredguaranty.com

Assured Guaranty Reports Second Quarter 2004 Earnings of $0.57 Per Share

Hamilton, Bermuda—August 3, 2004.    Assured Guaranty Ltd. (NYSE: AGO) announced net income of $43.1 million, or $0.57 per diluted share, for the second quarter ended June 30, 2004, an increase of 1% compared with $42.7 million, or $0.57 per diluted share, earned in the second quarter of 2003. Operating income, which we define as net income excluding after-tax net realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments, decreased from $33.2 million in the second quarter of 2003 to $27.9 million, or $0.37 per diluted share, and included a $9.6 million or $0.13 per share after-tax expense for the initial public offering (IPO) related accelerated vesting and replacement of stock awards. Management, investors and analysts use operating income to evaluate our results of operations, as this measure highlights the underlying profitability of our business. The quarter also included a net loss of $2.4 million that affected net income, or $0.03 per diluted share, and an operating loss of $5.9 million in operating income, or $0.08 per diluted share, from our other segment, which consists of transactions and lines of business that we exited as part of our IPO that closed on April 28, 2004.

Analysis of Net Income

($ in millions)	Second Quarter 2004	Second Quarter 2003	% Change
Net income	$43.1	$42.7	1%
After-tax realized gains on investments	6.3	1.8	250
After-tax unrealized gains on derivatives	9.0	7.7	17

Operating income(1)	$27.9	$33.2	(16)%
After-tax incentive based stock compensation expense	9.6	—	NMF
After-tax other segment-related operating loss	5.9	4.9	20

	$43.3	$38.1	14%

NMF = not meaningful

        "Assured Guaranty achieved several major accomplishments in the second quarter of 2004," stated Dominic Frederico, Chief Executive Officer of Assured Guaranty Ltd. "Our IPO was a major undertaking and took a significant amount of management time and attention during the quarter. After the IPO, our team has quickly moved back into full-time marketing and underwriting and produced strong new business production in our financial guaranty direct segment results compared to the first quarter of the year."

Analysis of Present Value of Gross Financial Guaranty Premiums Written ("PVP")(2)

($ in millions)	Second Quarter 2004	Second Quarter 2003	% Change
Financial guaranty direct	$14.4	$15.4	(6)%
Financial guaranty reinsurance(3)	39.3	23.8	65

PVP	$53.6	$39.3	36%

        The present value of gross financial guaranty premiums written ("PVP") in the quarter was $53.6 million, compared with $39.3 million in the second quarter of 2003. Management, equity analysts and investors use this non-GAAP measure to evaluate the value of new financial guaranty business production, as the GAAP gross premiums written measure does not reflect the present value of installment premiums on new contracts underwritten in a reporting period. See "Selected Financial Highlights" for a reconciliation of PVP to gross premiums written.

        Financial guaranty direct PVP totaled $14.4 million, down 6% over the second quarter of 2003 but up 82% from the $7.9 million generated in the first quarter of 2004. Michael Schozer, President of Assured Guaranty Corp. commented, "Second quarter production was good, given the limited time frame for marketing after the IPO. We see expanded opportunities in the marketplace compared to last year, when Assured Guaranty principally guaranteed transactions in the mortgage-backed and synthetic CDO markets, which have both slowed down considerably in 2004. For instance, 40% of second quarter 2003 PVP was in the synthetic CDO market but we had no synthetic CDO PVP in this year's quarter. Looking forward, despite weaker market conditions compared to 2003, we remain focused on executing our business plan while maintaining our underwriting discipline."

        Financial guaranty reinsurance PVP totaled $39.3 million, up 65% from the second quarter of 2003. The 65% significantly benefited from contracts in force in 2004 that were incepted in the third quarter of 2003. For the full year 2003, financial guaranty reinsurance PVP was $164.1 million. In the second quarter of 2004, we did not renew one treaty and had a reduced cession percentage on a second treaty. If these changes had been in force at April 1, 2004, PVP volume in the quarter would have been about $27.3 million. Robbin Conner, Executive Vice President of Assured Guaranty Corp. and head of the Financial Guaranty-Reinsurance segment commented, "Due to the reduced treaty cessions, we now expect that our reinsurance volumes will decline for the balance of 2004 and the first half of 2005 from the previous comparable periods. We are increasing our focus on facultative opportunities from all market participants and are pursuing additional treaty relationships."

        Robert Mills, CFO of Assured Guaranty, commented, "The second quarter's results include the financial impact of numerous strategic accomplishments in the quarter: the IPO, the exiting or close-out of lines of business in the other segment, the issuance of public senior debt and the conversion of Assured Guaranty's stock-based compensation plans. Our second quarter balance sheet and income statement are not easily compared to prior period results because of the impact of all of these transactions. I am encouraged by our results and future prospects."

Gross Premiums Written by Segment

($ in millions)	Second Quarter 2004	Second Quarter 2003	% Change
Financial guaranty direct	$17.7	$20.8	(15)%
Financial guaranty reinsurance	35.8	34.0	5
Mortgage guaranty	0.9	8.5	(89)

Sub-total	$54.4	$63.3	(14)%
Other segment	10.0	18.3	(45)

Total gross premium written	$64.4	$81.6	(21)%

        Gross premiums written were $64.4 million in the quarter, down 21% from the prior year period, while net premiums written were ($47.4) million. Gross premiums written in our other segment, which represents our exited lines of business, were $10.0 million in the quarter, while net premiums written in this segment were ($101.4) million, due to the accounting for the unwinding of the remaining businesses exited as part of the initial public offering, including trade credit, title reinsurance and auto residual value. Excluding the other segment, gross premiums written were $54.4 million, down 14%, and net premiums written were $54.0 million, down 14%, due principally to the commutation of an excess of loss reinsurance contract and the continued run off of our mortgage quota share and single-name credit default swap books of business. Combined, these items reduced gross and net premiums written by $8.7 million in the quarter compared to the second quarter of 2003.

Net Premiums Earned by Segment

($ in millions)	Second Quarter 2004	Second Quarter 2003	% Change
Financial guaranty direct	$16.1	$21.2	(24)%
Financial guaranty reinsurance	25.6	30.1	(15)
Mortgage guaranty	15.0	9.4	60

Sub-total	$56.7	$60.7	(7)%
Other segment	(83.4)	21.4	NMF

Total	(26.7)	82.1	NMF
Municipal refunding premiums	4.4	8.1	(46)

Net premiums earned excluding refundings	$(31.1)	$74.0	NMF

        Net premiums earned were $(26.7) million in the second quarter of 2004, compared with $82.1 million in the second quarter of 2003. Excluding the other segment, net premiums earned were $56.7, down 7% from $60.7 million in the second quarter of 2003. Financial guaranty direct net premiums earned were $16.1 million, down 24%, due mainly to a $3.9 million reduction in net premiums earned on our closed book of single name corporate credit default swaps. Financial guaranty reinsurance net premiums earned were $25.6 million, down 15% from $30.1 million in the second quarter of 2003. Included in this amount were $4.4 million of municipal bond refunding premiums, compared with $8.1 million in the second quarter of 2003. Mortgage guaranty net premiums earned were $15.0 million, compared with $9.4 million in the second quarter of 2003, up 60%, reflecting the release of $8.8 million in unearned premium reserves related to an excess of loss reinsurance commutation by a client offset by a $3.0 million reduction in net premiums earned on our quota share mortgage guaranty reinsurance business compared to the second quarter of 2003.

        Investment income in the quarter was $23.5 million, down 2% compared with $24.0 million in the second quarter of 2003. The average portfolio book yield was 4.7%, compared with 5.0% in the prior year on an investment portfolio of $2.0 billion at June 30, 2004. The portfolio's average credit quality remained at AA+/Aa2. IPO-related and transactions in the other segment were completed during the quarter and reduced the investment portfolio by $133 million, and increased our funds held liability by $32 million.

Consolidated GAAP Combined Ratio

	Second Quarter 2004	Second Quarter 2003
Loss ratio	289.9%	43.6%
Expense ratio	(149.4)	36.1

Combined ratio	140.5%	79.7%

        Consolidated loss and expense numbers are not comparable to prior quarters due to the effect of the other segment on consolidated financial results. Loss and loss adjustment expenses in the quarter were ($77.4) million, or 289.9% of net premiums earned ("loss ratio"), compared with $35.8 million or a 43.6% loss ratio in the second quarter of 2003. Assured Guaranty's profit commission expense, acquisition costs and other operating expenses were $39.9 million in the quarter, as compared to $29.6 million. The expense ratio, which is calculated by computing profit commission expense, acquisition cost and operating expenses as percent of net premiums earned is not meaningful for comparison between quarters because of the negative net premium earned in the second quarter of 2004.

        The Company's June 30, 2004 book value per share was $18.96, or $18.19 excluding accumulated other comprehensive income. Management, investors and analysts use the calculation of adjusted book value to evaluate the net present value of the Company's in-force premium and capital base. Adjusted book value(4) per share was $25.42 at June 30, 2004. Book value and adjusted book value per share growth in the current period are not comparable to prior periods as the prior periods do not include the financial impact of the issuance of $200 million of senior notes in May 2004.

        The Company's return on average equity excluding accumulated other comprehensive income (AOCI) was 12.4% in the quarter and 13.2% year to date. Management, investors and analysts use operating return on average equity, which is calculated by annualizing net income excluding after-tax net realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments by average shareholders' equity excluding accumulated other comprehensive income, to evaluate our financial performance. Operating return on average equity excluding AOCI was 8.0% in the quarter and 10.5% year to date. The $9.6 million after tax charge for the accelerated vesting of stock awards reduced the quarter's ROE by 2.8% and the operating loss for the other segment, which was largely offset by realized capital gains, reduced the quarter's ROE by 1.7%. Excluding these two items, second quarter operating ROE would have been 12.5%.

Analysis of ROE

	Second Quarter 2004	Six Months Ended 6/30/2004
ROE, excluding AOCI	12.4%	13.2%
Percentage impact on ROE of:
After-tax realized gains on investments	1.8	0.9
After-tax unrealized gains on derivatives	2.6	1.8

Operating income ROE(1)	8.0%	10.5%
After-tax incentive based stock compensation expense	2.8%	1.4%
After-tax other segment-related operating loss	1.7	0.4

	12.5%	12.3%

        Robert Mills, CFO of Assured Guaranty, added, "Although the first six months produced an operating ROE which exceeded our target, the results of the first six months benefited from one-off and close-out transactions in our principal business segments. Based on our analysis of current market and economic conditions, our split ratings and the change in two of our reinsurance relationships, we expect our 2004 ROE, excluding the second quarter charge for the accelerated vesting of stock awards and the operating loss of the other segment, to approximately 11%. Looking ahead to 2005, the continued weakness in the market combined with the reinsurance changes will place significant pressure on our ability to improve ROE, although we will be better able to assess our future prospects after the fourth quarter is completed."

        The Company will host a conference call for investors at 10:00 a.m. EDT (11:00 a.m. ADT) on Wednesday, August 4, 2004. The conference call will be available via live and archived webcast at www.assuredguaranty.com or by dialing 800-299-9086 (in the United States) and 617-786-2903 (International), passcode 60107754. A replay of the call will be available from August 4, 2004 until August 18, 2004. To listen to the replay dial: 888-286-8010 (in the United States) or 617-801-6888 (International), passcode 92526991.

        Please refer to the Assured Guaranty Financial Supplement June 30, 2004, which is posted on the Company's website, for more detailed information on individual segment performance, together with additional disclosure on our financial guaranty portfolio and investment portfolio. Assured Guaranty's website reference (url) is http://phx.corporate-ir.net/phoenix.zhtml?c=177779&p=irol-irhome. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field.)

        Assured Guaranty Ltd. is a Bermuda-based holding company that through its operating subsidiaries provides credit enhancement products to the municipal finance, structured finance and mortgage markets. More information can be found at www.assuredguaranty.com.

Footnotes:

(1)
We believe the presentation of operating income and operating income ROE enhance the understanding of our results of operations by highlighting the underlying profitability of our business. We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the market interest rates, credit spreads and other factors that management cannot control or predict. Operating income ROE represents the return on average equity excluding AOCI based on operating income. These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(2)
PVP, which is a non-GAAP measure, represents gross premiums related to financial guaranty contracts written in the current period, including the full amount of upfront installment premiums received and the present value of all installment premiums, discounted at 6% per year.

(3)
Due to reporting lags by our ceding companies, PVP for installment premiums from our financial guaranty reinsurance segment is reported on a one-quarter lag.

(4)
Adjusted book value, which is a non-GAAP measure, is derived by beginning with shareholder's equity (book value) and adding or subtracting the after-tax value of: the financial guaranty net unearned premium reserve; deferred acquisition costs and the present value of estimated net future installment premiums (discounted at 6)%. These adjustments will not be realized until future periods and may differ materially from the amounts used in determining adjusted book value.

Assured Guaranty Ltd.
Consolidated Income Statements
dollars in thousands

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues
Gross written premiums	$64,355	$81,550	$62,812	$194,285
Net written premiums	$(47,352)	$119,044	$(54,223)	$223,117
Net earned premiums	$(26,739)	$82,147	$59,927	$145,735
Net investment income	23,456	24,003	47,841	48,104
Other income	14	265	546	821

Total revenues	$(3,269)	$106,415	$108,314	$194,660
Expenses
Loss and loss adjustment expenses	(77,417)	35,796	(53,749)	58,984
Profit commission expenses	4,847	2,681	10,334	5,650
Acquisition costs	8,437	19,378	21,544	31,221
Other operating expenses	26,608	7,535	39,229	19,169
Goodwill expense	—	—	1,645	—
Interest expense	2,546	1,434	3,980	2,868

Total expenses	$(34,979)	$66,824	$22,983	$117,892
Income before provision for income taxes	31,710	39,591	85,331	76,768
Total provision for income taxes	3,859	6,371	13,762	12,805
Operating income *	$27,851	$33,220	$71,569	$63,963
After-tax net realized investment gains	6,306	1,773	6,337	3,070
After-tax unrealized gains (losses) on derivative financial instruments	8,959	7,710	12,102	7,421
Net income	$43,116	$42,703	$90,009	$74,454

*
Net income excluding net realized investment gains and net unrealized gains (losses) on derivative financial instruments.

Assured Guaranty Ltd.
Consolidated Balance Sheets
(dollars in thousands)

	As of:
	June 30, 2004	December 31, 2003
Assets
Fixed maturity securities available for sale, at fair value	$1,853,270	$2,052,217
Short-term investments, at cost, which approximates market	178,915	137,517

Total Investments	2,032,185	2,189,734
Cash	28,584	32,365
Accrued investment income	21,364	23,758
Deferred acquisition costs	186,812	178,673
Premium receivable	33,155	63,997
Prepaid reinsurance premiums	25,140	10,974
Reinsurance recoverable on ceded losses	200,760	122,124
Due from affiliate	—	115,000
Unrealized gains on derivative financial instruments	13,445	—
Value of reinsurance business assumed	—	14,226
Goodwill	85,417	87,062
Other assets	28,446	19,954

Total assets	$2,655,308	$2,857,867

Liabilities
Unearned premium reserve	$525,351	$625,429
Reserve for losses and loss adjustment expenses	297,197	522,593
Profit commissions payable	56,009	71,237
Reinsurance balances payable	67,480	4,908
Deferred federal income taxes payable	5,213	55,637
Unrealized losses on derivative financial instruments	—	8,558
Funds held by Company under reinsurance contracts	52,040	9,635
Long-term debt	197,311	75,000
Other liabilities	32,836	47,246

Total liabilities	1,233,437	1,420,243
Shareholders' equity
Common Stock	759	16,403
Treasury stock	(7,850)	—
Additional paid-in capital	899,062	955,490
Accumulated other comprehensive income	57,978	81,185
Unearned stock grant compensation	(8,112)	(5,479)
Retained earnings	480,034	390,025

Total shareholders' equity	1,421,871	1,437,624
Total liabilities and shareholders' equity	$2,655,308	$2,857,867

Assured Guaranty Ltd.
Financial Highlights

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(dollars in thousands except share amounts)
Premium analysis:
Present value of gross premiums written ("PVP")	$53,645	$39,259	$136,115	$98,502
Present value of installment premiums written in period	(31,567)	(27,672)	(79,422)	(64,063)

Upfront gross premiums writen	22,078	11,587	56,693	34,439
Installment gross premiums written	31,422	43,213	74,807	64,161

Financial Guaranty gross premiums written	53,500	54,800	131,500	98,600
Mortgage	900	8,500	14,900	16,600
Other	10,000	18,300	(83,600)	79,100

Total gross premium written	$64,400	$81,600	$62,800	$194,300

Book value	$1,421,871	$1,329,789	$1,421,871	$1,329,789
Net UPR less DAC—after-tax	222,589	156,155	222,589	156,155
Net present value of installment premiums in- force—after-tax	261,800	216,700	261,800	216,700

Adjusted book value	$1,906,260	$1,702,644	$1,906,260	$1,702,644

Average basic shares outstanding	75,000,000	75,000,000	75,000,000	75,000,000
Average fully diluted shares outstanding	75,000,879	75,000,000	75,000,879	75,000,000
Per fully diluted share:
Net income	$0.57	$0.57	$1.20	$0.99
After-tax realized gains on investments	0.08	0.02	0.08	0.04
After-tax unrealized gains (losses) on derivatives	0.12	0.10	0.16	0.10

Net income excluding gains (losses)	$0.37	$0.45	$0.95	$0.85

Book value	$18.96	$17.73	$18.96	$17.73
Net UPR less DAC—after-tax	2.97	2.08	2.97	2.08
Net present value of installment premiums in- force—after-tax	3.49	2.89	3.49	2.89

Adjusted book value	$25.42	$22.70	$25.42	$22.70

Assured Guaranty Ltd. 30 Woodbourne Avenue—5th Floor Hamilton Bermuda HM 08 441-299-9375 www.assuredguaranty.com

Cautionary Statement Regarding Forward-Looking Statements:

        Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, the Company's forward-looking statements, such as its statements regarding reinsurance, PVP and ROE, could be affected by a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company's business strategy, contract cancellations, developments in the world's financial and capital markets, more severe losses or more frequent losses associated with products affecting the adequacy of the Company's loss reserve, changes in regulation or tax laws, the Company's dependence on customers, decreased demand or increased competition, loss of key personnel, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, and changes in general economic conditions, as well as management's response to these factors, and other risk factors identified in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors:
Sabra Purtill
441-278-6665
212-408-6044
 spurtill@assuredguaranty.com

Media:
Barbara Van Hassel
212-261-5580
 bvanhassel@assuredguaranty.com

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  Exhibit 99.1
Assured Guaranty Reports Second Quarter 2004 Earnings of $0.57 Per Share
Assured Guaranty Ltd. Consolidated Income Statements dollars in thousands
Assured Guaranty Ltd. Consolidated Balance Sheets (dollars in thousands)
Assured Guaranty Ltd. Financial Highlights